Eugenio Clariond Appointed to TXI Board of Directors

Dallas, Texas – January 15, 2009 - Texas Industries, Inc. (NYSE -TXI) announced today the appointment of Eugenio Clariond to the TXI Board of Directors.  Mr. Clariond is the retired Chairman of Grupo IMSA, S.A., and current Chairman of Verzatec, S.A.

Mr. Clariond served on the TXI Board from 1998 to 2005.  “I am pleased that Eugenio is rejoining our board.  During his prior time on the board, he provided strong counsel and direction to the Company.  We welcome his input, sound advice and insight,” stated Robert D. Rogers, Chairman of the Board of Directors for TXI.

Clariond is the Chairman of the Mexican Fund for Nature Conservancy.  In addition, he serves on the boards of numerous corporations and non-profit associations.

Texas Industries, Inc., a Dallas-based company, is a leading supplier of building materials, including cement, aggregate and concrete.  With operations in six states, TXI is the largest producer of cement in Texas and a major producer in California.  TXI is a major supplier of stone, sand, gravel and expanded shale and clay products, and one of the largest producers of bagged cement and concrete products in the Southwest.

TXI shares are traded on the New York Stock Exchange under the symbol “TXI”.